QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.11

Consent of Fernando Angeles

        I, Fernando Angeles, M.Eng (Min), P.Eng, of Mining Plus Peru SAC, consent to the use of and reference to my name, and the inclusion and incorporation by reference in the registration statement on Form F-10 of Tahoe Resources Inc., and any amendments thereto, of the information prepared by me, that I supervised the preparation of or reviewed by me that is of a scientific or technical nature and all other references to such information included or incorporated by reference in the registration statement on Form F-10 of Tahoe Resources Inc., and any amendments thereto.

June 15, 2015	/s/ FERNANDO ANGELES Fernando Angeles, M.Eng (Min), P.Eng

QuickLinks

  Exhibit 5.11
Consent of Fernando Angeles